Exhibit 99.1

NEWS BULLETIN

FARO Technologies Inc. 2 5 0 Technology Park Lake Mary, F L 3 2 7 4 6

The Measure of Success

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports First Quarter 2013 Results

LAKE MARY, FL, April 30, 2013 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the first quarter ended March 30, 2013. Sales in the first quarter of 2013 increased $0.2 million to $65.4 million, from $65.2 million in the first quarter of 2012. The Company reported net income of $4.6 million, or $0.27 per share, in the first quarter of 2013, compared with $6.7 million, or $0.39 per share, in the first quarter of 2012.

New order bookings for the first quarter of 2013 were $64.6 million, an increase of 4.0% from $62.1 million in the first quarter of 2012.

Gross margin for the first quarter of 2013 was 56.3%, compared with 57.0% in the first quarter of 2012. Gross margins were slightly lower, primarily as a result of proportionately higher laser scanner sales sold through the distribution channel, which yield lower margins but allow FARO to avoid incurring related selling expense, as well as some pricing pressure in certain metrology products. Gross margins have improved from 53.4% in the fourth quarter of 2012, largely as a result of manufacturing cost improvements and increased margins from warranty sales.

The Company’s operating margin for the first quarter of 2013 decreased to 8.7% from 12.9% in the first quarter of 2012, resulting from slightly lower gross margins and increased staffing and travel costs of approximately $1.6 million primarily in our sales and marketing, customer service and research and development organizations.

The Company’s cash balance increased by $11.3 million during the quarter.

“Our results for the quarter reflect continuing sluggish European and Asian markets where order and sales levels remain somewhat weaker than expected. In the Americas, order volume in the quarter was particularly strong, up 25% year-over-year. As expected, competition has intensified in tight markets. Our overarching goals are to remain the industry leader and grow sales and earnings in all market conditions. As such, in the first quarter of 2013 we made additional investments in sales and marketing personnel to aggressively grow product and service revenue, and expanded our research & development teams to accelerate new product development.” stated Jay Freeland, President and Chief Executive Officer.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand and competition for its products, its position as industry leader and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•

risks associated with international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia/Pacific regional headquarters in Singapore. FARO has offices in Brazil, Mexico, United Kingdom, France, Spain, Italy, Poland, Netherlands, India, China, Malaysia, Vietnam, Thailand and Japan.

More information is available at http://www.faro.com.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 30, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$104,598	$93,233
Short-term investments	64,991	64,990
Accounts receivable, net	53,721	62,559
Inventories, net	50,024	48,894
Deferred income taxes, net	6,025	7,216
Prepaid expenses and other current assets	13,106	11,186

Total current assets	292,465	288,078

Property and Equipment:
Machinery and equipment	32,196	32,236
Furniture and fixtures	6,366	6,516
Leasehold improvements	10,812	10,897

Property and equipment at cost	49,374	49,649
Less: accumulated depreciation and amortization	(34,913)	(34,305)

Property and equipment, net	14,461	15,344

Goodwill	18,485	18,816
Intangible assets, net	7,186	7,048
Service inventory	18,316	19,125
Deferred income taxes, net	2,345	2,396

Total Assets	$353,258	$350,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,460	$10,413
Accrued liabilities	18,260	18,216
Income taxes payable	2,379	4,886
Current portion of unearned service revenues	19,235	19,460
Customer deposits	2,692	2,662
Current portion of obligations under capital leases	28	45

Total current liabilities	52,054	55,682
Unearned service revenues - less current portion	11,312	11,221
Deferred tax liability, net	1,118	1,149
Obligations under capital leases - less current portion	17	19

Total Liabilities	64,501	68,071

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 17,771,559 and 17,653,879 issued; 17,091,324 and 16,973,644 outstanding, respectively	18	18
Additional paid-in capital	185,969	181,094
Retained earnings	108,933	104,358
Accumulated other comprehensive income	2,912	6,341
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	288,757	282,736

Total Liabilities and Shareholders’ Equity	$353,258	$350,807

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
(in thousands)	March 30, 2013	March 31, 2012
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$4,574	$6,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,833	1,679
Compensation for stock options and restricted stock units	1,018	773
Provision for bad debts	274	11
Deferred income tax (benefit) expense	1,162	(5)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	7,541	9,254
Inventories, net	(1,299)	(6,432)
Prepaid expenses and other current assets	(2,069)	(1,979)
Income tax benefit from exercise of stock options	(808)	(1,056)
Increase (decrease) in:
Accounts payable and accrued liabilities	(676)	(4,290)
Income taxes payable	(1,658)	(774)
Customer deposits	5	(258)
Unearned service revenues	376	661

Net cash provided by operating activities	10,273	4,334

INVESTING ACTIVITIES:
Purchases of property and equipment	(256)	(703)
Payments for intangible assets	(494)	(193)

Net cash used in investing activities	(750)	(896)

FINANCING ACTIVITIES:
Payments on capital leases	(63)	(131)
Income tax benefit from exercise of stock options	808	1,056
Proceeds from issuance of stock, net	3,049	5,288

Net cash provided by financing activities	3,794	6,213

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,952)	(603)

INCREASE IN CASH AND CASH EQUIVALENTS	11,365	9,048
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	93,233	64,540

CASH AND CASH EQUIVALENTS, END OF PERIOD	$104,598	$73,588

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended
(in thousands)	March 30, 2013	March 31, 2012
Net income	$4,574	$6,750
Currency translation adjustments	(3,429)	1,334

Comprehensive income	$1,145	$8,084

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
(in thousands, except share data)	March 30, 2013	March 31, 2012
SALES
Product	$52,482	$54,424
Service	12,888	10,805

Total Sales	65,370	65,229

COST OF SALES
Product	21,339	20,506
Service	7,206	7,537

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	28,545	28,043

GROSS PROFIT	36,825	37,186
OPERATING EXPENSES:
Selling	16,650	16,038
General and administrative	7,515	6,628
Depreciation and amortization	1,833	1,679
Research and development	5,125	4,408

Total operating expenses	31,123	28,753

INCOME FROM OPERATIONS	5,702	8,433

OTHER (INCOME) EXPENSE
Interest income	(16)	(101)
Other expense (income), net	115	(140)
Interest expense	1	13

INCOME BEFORE INCOME TAX EXPENSE	5,602	8,661
INCOME TAX EXPENSE	1,028	1,911

NET INCOME	$4,574	$6,750

NET INCOME PER SHARE - BASIC	$0.27	$0.40

NET INCOME PER SHARE - DILUTED	$0.27	$0.39

Weighted average shares - Basic	17,009,773	16,788,241

Weighted average shares - Diluted	17,176,876	17,162,959